NL REPORTS SECOND QUARTER 2024 RESULTS

DALLAS, TEXAS – August 7, 2024 – NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $7.9 million, or $.16 per share, in the second quarter of 2024 compared to a net loss attributable to NL stockholders of $3.1 million, or $.06 per share, in the second quarter of 2023. NL results include an unrealized gain of $.8 million in the second quarter of 2024 related to the change in value of marketable equity securities compared to an unrealized loss of $5.4 million in the second quarter of 2023. For the first six months of 2024, NL reported net income attributable to NL stockholders of $14.7 million, or $.30 per share, compared to a net loss attributable to NL stockholders of $9.8 million, or $.20 per share for the first six months of 2023. NL results include an unrealized gain of $3.2 million in the first six months of 2024 related to the change in value of marketable equity securities compared to a $10.9 million unrealized loss in the first six months of 2023.

CompX net sales were $35.9 million for the second quarter of 2024 compared to $36.6 million in the second quarter of 2023 and $73.9 million for the six months of 2023, compared to $77.8 million for the same prior year period. The decrease in sales for both periods is due to lower Marine Components sales primarily to the towboat market, partially offset by higher Security Products sales primarily to the government security market. Income from operations attributable to CompX was $5.1 million for the second quarter of 2024 compared to $4.4 million for the second quarter of 2023 and $8.8 million for the first six months of 2024 compared to $11.4 million for the same prior year period. Income from operations attributable to CompX increased in the second quarter of 2024 compared to the same period in 2023 due to the effects of higher Security Products sales and gross margin which more than offset lower Marine Components sales and gross margin. Income from operations attributable to CompX decreased for the first six months of 2024 compared to the same period in 2023 due to lower Marine Components sales and gross margin partially offset by higher Security Products sales and higher Security Products gross margin in the second quarter of 2024 compared to the second quarter of 2023.

NL recognized equity in earnings of Kronos of $6.0 million in the second quarter of 2024 compared to equity in losses of $2.6 million in the second quarter of 2023. NL recognized equity in earnings of $8.5 million in the first six months of 2024 compared to equity in losses of $7.2 million in the same period of 2023. Kronos’ net sales of $500.5 million in the second quarter of 2024 were $57.3 million, or 13%, higher than in the second quarter of 2023. Kronos’ net sales of $979.3 million in the first six months of 2024 were $109.8 million, or 13%, higher than in the first six months of 2023. Kronos’ net sales increased in the 2024 periods compared to the same periods in 2023 due to the effects of higher sales volumes due to strengthening demand for TiO2 in all its major markets, partially offset by lower average TiO2 selling prices. Kronos’ TiO2 sales volumes were 29% higher in the second quarter of 2024 as compared to the second quarter of 2023 and 28% higher in the first six months of 2024 as compared to the first six months of 2023. Kronos started 2024 with average TiO2 selling prices 13% lower than at the beginning of 2023 and average TiO2 selling prices remained stable during the first six months of 2024. Kronos’ average TiO2 selling prices were 8% lower in the second quarter of 2024 as compared to the second quarter of 2023 and 9% lower in the first six months of 2024 as compared to the first six months of 2023. Kronos estimates that changes in currency exchange rates (primarily the euro) increased its net sales by approximately $2 million in the second quarter of 2024 as compared to the second quarter of 2023, and approximately $6 million in the first six months of 2024 as compared to the first six months of 2023. The table at the end of this press release shows how each of these items impacted net sales.

Kronos’ income from operations in the second quarter of 2024 was $35.9 million as compared to a loss from operations of $6.7 million in the second quarter of 2023. For the year-to-date period, Kronos’ income from operations was $55.4 million as compared to a loss from operations of $25.0 million in the first six months of 2023. Kronos’ income from operations increased in the 2024 periods compared to the same periods in 2023 primarily due to the net effects of higher sales and production volumes, lower production costs (primarily energy and raw material costs) and lower average TiO2 selling prices. Kronos’ TiO2 production volumes were 54% higher in the second quarter of 2024 compared to the second quarter of 2023 and 33% higher in the first six months of 2024 compared to the same period of 2023. Due to improved overall demand and a more favorable production cost environment, Kronos increased its production rates to 93% of practical capacity utilization in the first six months of 2024 (87% and 99% in the first and second quarters of 2024, respectively) compared to 70% in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively). As a result, Kronos’ unabsorbed fixed production costs in the first six months of 2024 were $12 million (incurred in the first quarter) compared to $54 million in the first six months of 2023 related to curtailments in 2023 and continuing into the first quarter of 2024.  Kronos’ income from operations in both the second quarter and first six months of 2024 includes a charge of approximately $2 million related to workforce reductions and approximately $10 million in non-cash charges primarily related to accelerated depreciation in connection with the closure of Kronos’ sulfate process line in Canada. Kronos estimates that changes in currency exchange rates decreased its income from operations by approximately $3 million in both the second quarters of 2024 and 2023 comparisons, and the first six months of 2024 and 2023 comparisons.

Corporate expenses increased $1.3 million in the second quarter of 2024 compared to the second quarter of 2023 primarily due to higher environmental remediation and related costs. Corporate expenses increased $.9 million in the first six months of 2024 compared to the same period of 2023 primarily due to higher environmental remediation and related costs, somewhat offset by lower litigation and related costs. Interest and dividend income increased in the second quarter and for the first six months of 2024 compared to the same periods of 2023 primarily due to higher average interest rates and higher average investment balances, somewhat offset by lower average balances on CompX’s revolving promissory note receivable from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Net income attributable to NL stockholders for the first six months of 2024 includes a loss of $.3 million ($.3 million, or $.01 per share, net of tax) due to Kronos’ recognition of an aggregate charge related to a write-off of deferred financing costs.

Net loss attributable to NL stockholders for the second quarter and for the first six months of 2023 includes a non-cash loss of $4.9 million ($3.9 million, or $.08 per share, net of tax) due to the termination of our U.K. pension plan. Additionally, net loss attributable to NL stockholders for the first six months of 2023 includes income of $.5 million ($.4 million, or $.01 per share, net of tax) due to Kronos’ recognition of a pre-tax insurance settlement gain related to a business interruption insurance claim arising from Hurricane Laura in 2020.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions, including Louisiana Pigment Company, L.P. (“LPC”) into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;

●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, health and safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024
Net sales	$36.6	$35.9	$77.8	$73.9
Cost of sales	26.3	24.8	54.8	53.1

Gross margin	10.3	11.1	23.0	20.8

Selling, general and administrative expense	5.9	6.0	11.6	12.0
Corporate expense	3.0	4.3	5.8	6.7

Income from operations	1.4	.8	5.6	2.1

Equity in earnings (losses) of Kronos Worldwide, Inc.	(2.6)	6.0	(7.2)	8.5

Other income (expense):
Interest and dividend income	2.1	2.6	4.1	5.2
Marketable equity securities	(5.4)	.8	(10.9)	3.2
Loss on pension plan termination	(4.9)	—	(4.9)	—
Other components of net periodic pension and OPEB cost	(.3)	(.3)	(.7)	(.6)
Interest expense	(.2)	(.1)	(.4)	(.3)

Income (loss) before income taxes	(9.9)	9.8	(14.4)	18.1

Income tax expense (benefit)	(7.3)	1.3	(5.9)	2.3

Net income (loss)	(2.6)	8.5	(8.5)	15.8

Noncontrolling interest in net income of subsidiary	.5	.6	1.3	1.1

Net income (loss) attributable to NL stockholders	$(3.1)	$7.9	$(9.8)	$14.7

Net income (loss) per share attributable to NL stockholders	$(.06)	$.16	$(.20)	$.30

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024
CompX - component products	$4.4	$5.1	$11.4	$8.8
Corporate expense	(3.0)	(4.3)	(5.8)	(6.7)

Income from operations	$1.4	$.8	$5.6	$2.1

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2024 vs. 2023	2024 vs 2023
Percentage change in net sales:
TiO2 sales volume	29%	28%
TiO2 product pricing	(8)	(9)
TiO2 product mix/other	(8)	(7)
Changes in currency exchange rates	—	1

Total	13%	13%